                                                                    EXHIBIT 3(a)

             CERTIFICATE ELIMINATING THE CERTIFICATE OF DESIGNATIONS
                               WITH RESPECT TO THE
                CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES B

                                       OF

                               NORWEST CORPORATION

                      ____________________________________

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                    ____________________________________


     The undersigned DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of Norwest Corporation, a Delaware corporation, at a meeting duly convened and held on September 26, 1995, at which a quorum was present and acting throughout:

          WHEREAS resolutions were adopted by the Stock Committee of the Board of Directors pursuant to authority expressly granted by the Board of Directors, which resolutions are set forth in a Certificate of Designations filed with the Secretary of State of the State of Delaware on August 12, 1991, providing for and authorizing the issuance of 1,150,000 shares of Cumulative Convertible Preferred Stock, Series B ("Series B Preferred Stock"); and

          WHEREAS by resolutions adopted by the Board of Directors of the Corporation on July 25, 1995, the Board of Directors authorized the redemption of all the outstanding shares of Series B Preferred Stock; and

          WHEREAS all the outstanding shares of Series B Preferred Stock were redeemed on September 1, 1995;

          RESOLVED that none of the authorized shares of Series B Preferred Stock are outstanding and none will be issued subject to the Certificate of Designations previously filed on August 12, 1991 with the Secretary of State of the State of Delaware with respect to such series.

          RESOLVED that the Chairman, the President, any Vice President, the Secretary and any Assistant Secretary are hereby authorized to execute, acknowledge, and file such instruments and documents as they, or any of them, may deem necessary or advisable to eliminate from the Restated Certificate of

     Incorporation of the Corporation all matters set forth in said Certificate of Designations with respect to the Series B Preferred Stock.

     IN WITNESS WHEREOF, NORWEST CORPORATION has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Stanley S. Stroup, its Executive Vice President, and attested by Laurel A. Holschuh, its Secretary, this 4th day of October, 1995.

(Corporate Seal)              NORWEST CORPORATION


                              By   /s/ Stanley S. Stroup
                                 ---------------------------
                                   Executive Vice President

ATTEST:


/s/ Laurel A. Holschuh
---------------------------
Secretary



[Filed in the Office of the Delaware Secretary of State on October 5, 1995]




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